SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
UNITED STATES
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
(Address, including zip code, and telephone number, including area code, of issuing entity's principal executive offices)
(Title of each class of securities covered by this Form)
(Titles of all other securities for which a duty to file reports under section 13(a) or 15(d) remains)
(Exact name of depositor as specified in its charter)
Securitized Asset Backed Receivables LLC
(Exact name of issuing entity as specified in its charter)
Commission File Number of Issuing entity:
333-123990-05
Commission File Number of depositor:
333-123990
(Exact name of sponsor as specified in its charter)
CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
Securitized Asset Backed Receivables LLC Trust 2006-CB1
None
c/o U.S. Bank National Association 60 Livingston Avenue, St. Paul, MN, 55107, 651-495-3847
A-1
A-2
A-3
A-4
B-1
B-2
B-3
B-4
M-2
M-3
M-4
M-5
M-6
Rule 12g-4 (a) (1) (i)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4 (a) (1) (ii)
Rule 12h-3 (b) (1) (i)
Rule 12g-4 (a) (2) (ii)
Rule 12g-4 (a) (2) (i)
Rule 12h-3 (b) (1) (ii)
Rule 12h-3 (b) (2) (i)
Rule 12h-3 (b) (2) (ii)
Rule 15d-6
Approximate number of holders of record as of the certification or notice date:
Intruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

X
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized person.
Date: 1/24/07
(Signature)
John Carroll
Vice President and Chief Financial Officer
John Carroll
/s/ :
Securitized Asset Backed Receivables LLC
(Depositor)